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EXHIBIT 21.1

FIRST BANCORP.
AS OF DECEMBER 31, 2024
Subsidiaries of the Registrant

Name

Jurisdiction of Incorporation

FirstBank Puerto Rico
Puerto Rico

First Federal Finance Limited Liability Company (D/B/A Money Express)

FirstBank Overseas Corp.

First Management of Puerto Rico, LLC

FB Private Equity LLC
Puerto Rico
Puerto Rico
Puerto Rico
Puerto Rico

FirstBank Insurance Agency,

LLC
Puerto Rico